Exhibit 4.1

EXECUTION COPY

SEVENTH AMENDMENT TO RECEIVABLES SALE AGREEMENT

This SEVENTH AMENDMENT TO RECEIVABLES SALE AGREEMENT, dated as of November 23, 2010 (this “Amendment”), is entered into between GE MONEY BANK, a federal savings bank organized under the laws of the United States, as Seller (“Seller”), and RFS HOLDING, L.L.C., a limited liability company organized under the laws of the State of Delaware (“Buyer”), pursuant to the Receivables Sale Agreement referred to below.

WITNESSETH:

WHEREAS Seller and Buyer are parties to the Receivables Sale Agreement, dated as of June 27, 2003, as amended by the Omnibus Amendment No. 1 to Securitization Documents, dated as of February 9, 2004, the RSA Assumption Agreement and Second Amendment to Receivables Sale Agreement, dated as of February 7, 2005, the Third Amendment to Receivables Sale Agreement, dated as of December 21, 2006, the Fourth Amendment to Receivables Sale Agreement, dated as of May 21, 2008, the Designation of Removed Accounts and Fifth Amendment to Receivables Sale Agreement, dated as of December 29, 2008, and the Designation of Removed Accounts and Sixth Amendment to Receivables Sale Agreement, dated as of February 26, 2009 (as amended, the “Receivables Sale Agreement”); and

WHEREAS Buyer and Seller desire to amend the Receivables Sale Agreement as set forth herein;

NOW, THEREFORE, Seller and Buyer hereby agree as follows:

1.             Defined Terms.  All terms defined in the Receivables Sale Agreement and used herein shall have such defined meanings when used herein, unless otherwise defined herein.

2.             Amendment to Receivables Sale Agreement.  The following sentence shall be added at the end of Section 2.4(b) of the Receivables Sale Agreement:

With respect to Receivables created and conveyed to Buyer on days that are not Business Days, Buyer may advance funds to Seller representing the Purchase Price for Transferred Assets expected to be conveyed from Seller to Buyer on any calendar day that is not a Business Day; provided that such advance will be based on good faith estimates of the amount of new Receivables to be originated on such non-Business Days and Buyer and Seller shall make compensating payments on the next occurring Business Day as necessary to correct for any errors in estimation.

3.             Representations and Warranties of Seller.  Seller hereby represents and warrants to Buyer as of the date hereof:

(a)           Legal, Valid and Binding Obligation.  This Amendment constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity); and

(b)           No Material Adverse Effect.  This Amendment does not materially adversely affect the interests of the Issuer or any of the Issuer’s creditors.

6.             Effectiveness.  This Amendment shall become effective as of the date first written above; provided that Buyer and Seller shall have executed a counterpart of this Amendment.

7.             Binding Effect; Ratification.  (a)  On and after the execution and delivery hereof, (i) this Amendment shall be a part of the Receivables Sale Agreement and (ii) each reference in the Receivables Sale Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import, and each reference in any other Related Document to the Receivables Sale Agreement, shall mean and be a reference to such Receivables Sale Agreement as amended hereby.

(b)           Except as expressly amended hereby, the Receivables Sale Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

8.             No Proceedings.   Until the date one year plus one day following the date on which all amounts due with respect to securities rated by a Rating Agency that were issued by any entity holding Transferred Assets or an interest therein have been paid in full in cash, Seller shall not, directly or indirectly, institute or cause to be instituted against Buyer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy or similar law; provided that the foregoing shall not in any way limit Seller’s right to pursue any other creditor rights or remedies that Seller may have under any applicable law.  The Receivables Sale Agreements and obligations of the Seller under this Section 8 shall survive the termination of this Agreement.

9.             Miscellaneous.  (a)  THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b)           Headings used herein are for convenience of reference only and shall not affect the meaning of this Amendment.

Seventh Amendment to Receivables
Sale Agreement

(c)           This Amendment may be executed in any number of counterparts, and by the parties hereto on separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same agreement.  Executed counterparts may be delivered electronically.

Seventh Amendment to Receivables
Sale Agreement

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed and delivered by their respective duly authorized officers on the day and year first above written.

RFS HOLDING, L.L.C., Buyer

By:	/s/ David Schulz
Name:	David Schulz
Title:	Vice President

GE MONEY BANK, Seller

By:	/s/ Michael Lagnese
Name:	Michael Lagnese
Title:	Chief Financial Officer

Seventh Amendment to Receivables
Sale Agreement